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                                                                   EXHIBIT 10.29

                                                                  CONFIDENTIAL


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

         THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into by and between At Home Corporation, a Delaware corporation ("@Home") and Robert Tomasi, Jr. ("Employee") as of June 15, 1999.

         NOW, THEREFORE, the parties agree as follows:

1.       Step Down Date. On June 30, 1999 (the "Step Down Date"), Employee
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will cease rendering services to @Home and resign from his position as Senior
Vice President, Operations. Employee acknowledges and agrees that his employment with @Home will terminate as of the Step Down Date.

2.       Severance and Other Benefits.
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         (a) Severance Pay. Home will pay to Employee, in addition to his normal salary through the Step Down Date, a severance payment of One Hundred Twelve Thousand and Five Hundred dollars ($112,500.00) gross (which equals Employee's gross salary for six (6) months, less all applicable tax withholdings and other standard deductions. Such severance payment will be made on the Step Down Date provided that the seven day revocation period set forth in Section 14 below has expired. If such revocation period has not expired by the Step Down Date, the severance payment will be made immediately following the expiration of the revocation period.

         (b) Accrued Vacation Pay. On Step Down Date, @Home will pay Employee, less all applicable tax withholdings and other standard deductions, for all unused and not lost vacation days accrued through the Step Down Date.

         (c) Medical and Dental Benefits; COBRA. Until the earlier to occur of December 31, 1999 or the date that Employee obtains a position with a new employer providing medical and dental benefits, @Home will provide Employee with medical and dental coverage by paying Employee's COBRA expenses. Thereafter, Employee may continue such coverage, at Employee's own expense, to the extent provided for by COBRA.

3.       Expenses.  Employee will submit to @Home by the Step Down Date any
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unreimbursed @Home authorized business expenses incurred by him on or before the
Step Down Date and @Home will promptly reimburse Employee for such expenses.

4.       Stock. @Home granted Employee a stock option to purchase 400,000
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shares of @Home Series A Common Stock (the "Original Option Shares") with an exercise price of $18.4375 per share pursuant to a Stock Option Agreement dated November 25, 1997 (the "Original Grant"). @Home granted Employee a stock option to purchase 25,000 shares of @Home Series A Common Stock (the "Additional Option Shares") with an exercise price of $33.9375 per share pursuant to a Stock Option Agreement dated May 1, 1998 (the "Additional Grant"). The parties agree that the Original Option Shares and the Additional Option Shares (collectively, the "Option Shares") will continue to vest through the Step Down Date in accordance with the vesting schedule set forth in the Original Grant and the Additional Grant, respectively (i.e. in both cases 2.083% per month). After the Step Down Date, no further Option Shares shall vest except as otherwise provided for in the Option Continuation Agreement entered into by Employee and @Home on even date herewith. Employee may then exercise and purchase any of his vested Option Shares that he has not previously exercised until March 31, 2000. Employee acknowledges that any incentive stock options that he may hold will become nonqualified stock options if Employee exercises such stock options


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                                                                  CONFIDENTIAL


more than three months after the Step Down Date. In all other respects, the Option Shares will continue to be subject to the terms of the Original Grant or the Additional Grant. @Home and Employee acknowledge and agree that the share numbers set forth in this Agreement will be adjusted to take into effect @Home's two-for-on stock split that will become effective on or about June 16, 1999.

5.       Proprietary Information. Employee will remain bound by the Invention
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Assignment and Proprietary Information Agreement that he executed with @Home. On the Step Down Date, Employee will return to @Home all @Home proprietary information in tangible form (e.g. customer lists, business plans, etc.) and all other @Home property now in his possession (including, if applicable, his @Home badge, portable computer, and access cards/keys).

6.       Section 401(k) Plan. Employee will no longer be eligible to make
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contributions to the @Home Network Retirement Savings and Investment Plan (the
"401(k) Plan") after the Step Down Date. On the Step Down Date, Employee's contributions to the 401(k) Plan, if any, will be distributed to him or left in the 401(k) Plan in accordance with his instructions and the provisions of 401(k) Plan.

7.       Employee Release. Employee forever fully releases and discharges
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@Home, its predecessors, successors, subsidiaries, officers, directors, agents, attorneys, employees and assigns (collectively referred to hereafter as "Releasees") from any and all causes of action, claims, suits, demands or other obligations or liabilities (except those set forth in this Agreement), whether known or unknown, that Employee ever had, now has, or may in the future have, that may be alleged to arise out of or in connection with his employment with @Home and his separation therefrom (collectively referred to hereafter as the "Employee Claims"), including, but not limited to: (a) any claims for wages, stock, bonuses or expense reimbursements; and (b) any claims that any terms of his employment with @Home or any circumstances of his separation were wrongful, in breach of any obligation of @Home or in violation of any contractual rights or any rights arising under any federal, state or local statute (including, without limitation, the Age Discrimination in Employment Act and the Older Worker Protection Act). Employee further agrees not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of @Home) legal or administrative proceedings against the Releasees with respect to the Employee Claims.

8.       Other Claims. This Agreement extends to all claims of every nature and
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kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to Employee's employment with @Home or the termination of that employment, and any and all rights granted to Employee under
Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the Civil Code of the State of California reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST OF MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

9.       Stock Purchase Plan. As of the Step Down Date, Employee will no longer
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be eligible to participate in @Home's 1997 Employee Stock Purchase Plan (the
"ESPP"), and @Home will refund to Employee all of the funds that he contributed to ESPP after February 1, 1999 (i.e. the beginning of the current ESPP offering period).

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                                                                  CONFIDENTIAL


10.      Confidentiality. Both parties agree that they will not disclose the
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terms of this Agreement to any other party except as required by law. This covenant of non-disclosure is a material inducement to each party for entering into this Agreement.

11.      Arbitration. Both parties agree that any dispute between them
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regarding any aspect of this Agreement or any of the terms or circumstances of
Employee's employment with @Home or the termination of that employment will be resolved pursuant to confidential arbitration proceedings to be held in San Mateo County, California, in accordance with the rules of the American Arbitration Association. The parties agree that the decision of the arbitrator will be final and binding upon the parties.

12.      No Admission of Liability. Nothing in this Agreement shall constitute
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an admission by either party of any claim, liability, wrongdoing, or violation of the law, all of which are denied by both parties.

13.      Authorization. The parties agree that they have read and understand the
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foregoing Agreement, and that they affix their signatures hereto voluntarily and without coercion. Employee further acknowledges that he has been given an opportunity to consult with an attorney of his own choosing concerning the terms of this Agreement, and that the waivers he has made and the terms he has agreed to are knowingly made, conscious, and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

14.      Review Period. Employee has been advised (and acknowledges such
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advice) that he may take up to twenty-one (21) days to consider this Agreement after the date it was delivered to him, that he should consult with an attorney prior to executing this Agreement, that he may revoke this Agreement within seven (7) days of execution and that this Agreement shall not be effective or enforceable until the end of such seven (7) day revocation period. In order to revoke this Agreement, Employee must deliver to the General Counsel of @Home a letter stating that he is revoking this Agreement. In the event Employee revokes this Agreement, the Option Continuation Agreement entered into by Employee and @Home on even date herewith will also be revoked.

15.      Miscellaneous. This Agreement will bind the parties and their
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respective legal representatives, successors and assigns. This Agreement will be governed by the laws of California. This Agreement may not be modified without the written consent of both parties. This Agreement contains the entire agreement and understanding between the parties with respect to this matter and supersedes all prior discussions, agreements, and understandings except as expressly provided herein. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties duly execute this Agreement as of the date first written above.

AT HOME CORPORATION

By: /s/ Leilani Gayles                          /s/ Robert Tomasi, Jr.
   ---------------------------------            ------------------------------
   Leilani Gayles                               Robert Tomasi, Jr.
   Vice President, Human Resources




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